Exhibit 4.22

OPEN END MORTGAGE AND SECURITY AGREEMENT

KNOW ALL MEN BY THESE PRESENTS THAT SHOPSMITH, INC. (collectively the “Mortgagor”), an Ohio corporation, whose address is 6530 Poe Avenue, Dayton, OH 45414, for the consideration of Seven Hundred Eighteen Thousand and 00/100 Dollars ($718,000.00) received or to be received to Mortgagor’s full satisfaction and to Mortgagor or on Mortgagor’s behalf paid or to be paid by NATIONAL CITY BANK, a national banking association, successor by merger to the Provident Bank, having its principal place of business located at 6 North Main Street, Dayton, OH 45412, Attention: Commercial Loan Division, Locator 21-2215, (the “Bank:), gives, grants, bargains, sells, assigns and conveys unto Bank, its successors and assigns, the following described real property, appurtenances and rights:

Situated in the City of Vandalia, Montgomery County, Ohio as is more particularly described on Exhibit A which is attached to and made a part of the Mortgage

Together with, all and singular, the right, title and interest of Mortgagor, including any after acquired title or reversion, in and to the ways, easements, streets, alleys, passages, water, water courses, riparian rights, minerals, royalties, rights, liberties and privileges in any way appertaining to the Premises; and

Together with, all rents, issues, proceeds, income, revenues and profits accruing and to accrue from the Premises; and

Together with, all buildings and improvements of every kind and description now or hereafter constructed or placed thereon or therein and all materials intended for construction, reconstruction, alteration and repairs of such improvements now or hereafter erected thereon or therein, all of which materials shall be deemed to be included within the property subject to this Mortgage immediately upon the delivery thereof to the premises, and all fixtures in which Mortgagor now has or at any time hereafter acquires an interest and which are attached to or contained in and used in connection with the premises, and all renewals or replacements thereof or articles in substitution therefore, whether or not the same are or shall be attached to the buildings or other improvements in any manner; it being mutually agreed that all the aforesaid property owned by Mortgagor and placed by it on the Premises shall, so far as permitted by law, be deemed to be fixtures and a part of the realty, security for the indebtedness and covered by this Mortgage, and as to the balance of the property aforesaid, this Mortgage is a security agreement for the purpose of creating hereby a security interest in the property, securing the indebtedness, for the benefit of Bank; and

Together with, all right, title and interest now owned or hereafter acquired by Mortgagor in and to any leases for equipment of any kind or nature used in connection with the Premises; and Together with, all rewards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the property subject to this Mortgage for any taking by eminent domain, either permanent or temporary, of all or any part of property or any easement or appurtenance thereof, including severance and consequential damage and change in grade of streets, which awards and compensation are hereby assigned to the Bank.

The property mentioned above is referred to as “the Premises” to the extent the same is realty and as “the Collateral” to the extent the same is personalty. The Premises and the Collateral are collectively referred to as “Mortgage Property”, except where the reference is to the Premises or the Collateral specifically.

To Have and to Hold the Mortgaged Property, with the appurtenances thereunto belonging, unto Bank, its successors and assigns, forever, against all lawful claims and demands whatsoever.

Mortgagor represents to Bank, its successors and assigns, that at and until the ensealing of these presents, Mortgagor is the owner of the Premises and has good right to bargain, sell and convey the same in manner and form as above written, and Mortgagor will execute, acknowledge and deliver any further assurances as may be necessary or required hereto to evidence or confirm the interest in the Premises granted by this Mortgage.

The Condition of this Mortgage is, Whereas Mortgagor has executed and delivered this Mortgage for the purpose of securing the performance of the covenants and agreements contained in this Mortgage and in any loan agreement made with respect to any loan secured hereby, and to secure the payment when due of:

(a) the principal and interest of the promissory note (“the Note”), bearing even date herewith executed by Mortgagor, in the principal sum of Six Hundred Thousand and 00/100 Dollars ($600,000.00), with interest at the rate specified in the Note, the balance of the Note being due and payable on August 15, 2005 or such earlier date as in the Note provided; a letter of credit dated ___herewith executed by Mortgagor in the amount of One Hundred Eighteen Thousand and 00/100 Dollars ($118,000.00).

(b) all sums expended or advanced by Bank pursuant to any term or provision of this Mortgage or to any other agreement delivered in connection with this transaction;

(c) all unpaid advances of Bank with respect to the Mortgaged Property for the payment of taxes, assessments, insurance premiums or costs incurred in the protection or operation of the Mortgaged Property as provided in Section 5301.233 of the Ohio Revised Code;

(d) any and all obligations and liabilities of Borrower to Bank, whether absolute or contingent, whether now existing or hereafter created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (i) any agreement, device or arrangement designed to protect Borrower from fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency exchange agreements, forward currency exchange agreements, interest rate caps, collars or floors, forward rate currency or interest rate options, puts, warrants, swaps, swaptions, U.S. Treasury locks and U.S. Treasury options, (ii) any other interest rate hedging transactions, such as, but not limited to, managing the Borrower’s interest rate risk associated with any pending or potential capital market transactions such as fixed rate bond issues and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

(e) the unpaid balances of any loan advances made this date or subsequent to recordation hereof and all other liabilities, obligations and indebtedness of Mortgagor to Bank, direct or contingent, now or hereafter owing by Mortgagor to Bank to the extent that the total unpaid loan indebtedness secured hereby, exclusive of the interest thereon and amounts referenced in clause (c) above, does not exceed the maximum amount specified in this mortgage which is Seven Hundred Eighteen Thousand and 00/100 Dollars ($718,000.00).

And Whereas, Mortgagor further covenants and agrees as follows:

1.	To pay promptly the principal and interest on the indebtedness evidenced by the Note at the time and in the manner herein and in the Note provided.

2.	In order more fully to protect the security of this Mortgage, in the Event of Default not cured within any applicable grace period, to pay to Bank, if so required by Bank, in addition to the payments of principal and interest under the terms of the Note and concurrently therewith until the Note is fully paid, the following sums:

(a)	a sum equal to taxes and assessments, both general and special, next due upon the Mortgaged Property;

(b)	the premiums that will next become due and payable on policies of insurance covering the Mortgaged Property and required under the provisions hereof.

Sums due for taxes and insurance premiums shall be divided by the number of payment dates to elapse before the date such taxes, assessments and insurance premiums, respectively, will become due and payable. These sums shall be held by Bank in trust, but without interest accruing thereon, to pay each of the particular items.

3.	To keep the Mortgaged Property free from statutory liens of every kind except current taxes and assessments not yet due and payable; to pay, before delinquency and before any payment for nonpayment attaches thereto, all taxes, assessments, and other governmental or municipal or public dues, charges, fines or impositions which are or may be levied against the Mortgaged Property of any part thereof, and, except when payment for all such items has theretofore been made under paragraph 2 hereof, to timely deliver to Bank receipted bills evidencing payment therefor.

4.	To keep the improvements now existing or hereafter erected on or on the Mortgaged Property insured against loss or damage by, or abatement of rental income, resulting from fire and “all risk” perils. Mortgagor covenants to maintain flood insurance as required by the Flood Disaster Protection Act of 1973, as amended, and to maintain any additional flood insurance reasonably required by the Bank. All perils insured, with the exception of flood, shall be in an amount not less than the replacement value of the Mortgaged Property, and in any event, in an amount necessary to prevent the operation of any coinsurance provision contained in any policy of such insurance. Mortgagor agrees to pay promptly when due any premiums on such insurance and further agrees, if requested by the Bank, to furnish a certificate from the company carrying such insurance acknowledging that such insurance is adequate in any amount to prevent the operation of any coinsurance provision contained therein. All such insurance shall be carried in companies approved by the Bank in its reasonable discretion and the policies and renewals thereof shall be deposited with and held by the Bank and have attached thereto standard non-contributing mortgagee clauses (in favor of and entitling the Bank to collect any and all proceeds payable under such insurance) as well as the standard waiver of subrogation endoresement, all to be in a form acceptable to the Bank.

If any such loss or damage occurs as described herein to the improvements in or on the Premises, Mortgagor shall give prompt notice to the Bank and the insurance carrier. Mortgagor shall be entitled to adjust, compromise, and collect any such losses, subject to the following conditions: (a) Mortgagor obtains the written approval of Bank as to the amount of the losses, which approval shall not be unreasonably withheld or delayed; (b) an Event of Default has not occurred and is not then continuing under any of the terms, covenants and conditions of this Mortgage, the Note, or any other instrument 3executed in connection with or to additionally secure the indebtedness evidenced by the Note; (c) Bank shall first be given satisfactory proof, in accordance with the plans and specifications therefor previously approved by Bank, that such improvements have been fully restored, or by the expenditures of such money will be fully restored, free and clear of all mechanic’s and materialman’s liens; (d) if such proceeds shall be insufficient to restore the said improvements, Mortgagor shall deposit promptly with Bank funds which, together with the insurance proceeds, shall be sufficient to restore and rebuild the improvements on or in the Premises; and (e) the excess of the insurance proceeds above the amount necessary to complete such restoration shall be applied as hereinbefore provided, at the option of Bank, as a credit upon the indebtedness secured hereby. If Mortgagor does not meet the foregoing provisions, Mortgagor authorizes Bank to collect, adjust and compromise any losses under any of the insurance aforesaid. After deducting costs of collection, Bank shall be entitled to apply the proceeds, at its option, as follows: (x) a credit upon any portion, as selected by Bank, of the indebtedness secured hereby; or (y) in restoration of the improvements, in which event the Bank shall not be obligated to see to the proper application thereof nor shall the amount so released or used be deemed a payment on any indebtedness secured hereby; or (z) so deliver same to the owner of the Mortgaged Property. Under no circumstances shall Bank become obligated to take any action to restore the improvements so damaged.

In the event of foreclosure of this Mortgage, or other transfer of title to the Mortgaged Property in lieu of foreclosure, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee thereof.

5.	If any action shall be commenced or any written notice shall be received for the taking by exercise of the power of eminent domain of title to or the temporary use of the Mortgaged Property, or any part thereof, the Mortgagor will promptly give written notice thereof to the Bank describing the nature and extent of the proposed taking. Any proceeds received from any award made in such eminent domain proceedings (or conveyance in lieu thereof) are pledged by Mortgagor as additional security for the payment of the Note and shall , if received prior to the release and discharge of this Mortgage, be made available to Mortgagor in the same manner and under the same conditions as insurance proceeds under paragraph 4 hereof.

6.	That no other building or other improvement on or in the Premises shall be structurally or materially altered, removed or demolished, nor shall any fixtures or appliances on, in or about the buildings or improvements be severed, removed, sold or mortgaged, without the consent of Bank which consent shall not be unreasonably withheld or delayed. If any of the fixtures, chattels or srticles of personal property covered by this Mortgage is destroyed in whole or in part, they shall be replaced promptly by similar fixtures, chattels or srticles of personal property at least equal in quality and condition as those replaced, free from any security interest in or encumberance thereon or reservation of title thereto.

7.	To permit, commit or suffer no waste, impairment or deterioration of the Mortgaged Property or any part thereof; to keep and maintain the Mortgaged Property and every part thereof with buildings, fixtures, machinery and appurtenances in good repair and condition; to effect such repairs as Bank may reasonably require and from time to time make all needful and proper replacements so that the buildings, fixtures, machinery and appurtenances will, at all times, be in good condition, fit and proper for the respective purposes for which they were erected or installed; to comply with all statutes, orders, requirements or decrees relating to the Mortgaged Property by any federal, state or municipal authority to the extent necessary to avoid any violations thereof; and to permit Bank or its agents, at all reasonable times, to enter upon and inspect the Mortgaged Property.

8.	Mortgagor will not cause or permit any toxic or hazardous substance or waste, or underground storage tanks, or any other pollutants which could be detrimental to the Mortgaged Property, human health, or the environment, or that would violate any local, state or federal laws or regulations (collectively, “Environmental Conditions”) to be pesent on or affect or contaminate the Mortgaged Property. Mortgagor agrees to absolutely and unconditionally indemnify, defend and save Bank, its successors and assigns, harmless, from and against any of the following which may result from the existance of any Environmental Conditions at the Mortgaged Property: (a) any liability (including, without limitation, strict liability), loss, cost, damage, action, penalty or expense (inclusing, without limitation, attorneys’ fees and expenses) arising from the imposition or recording of a lien, the incurrance of any clean-up and removal costs under or other noncompliance with or violation of any hazardous waste, environmental protection, spill compensation, clean air and water, or other local, state or federal law or regulation (collectively, the “Environmental Laws”) with respect to the Mortgaged Property or any Environmental Condition, or liability to any third party in connection with any violation of any Environmental Laws or other action by Mortgagor or its agents; (b) any loss of value in the Mortgaged Property as a result of any such lien, clean-up and removal costs; and (c) any liability, loss, cost, damage or expense arising from any failure or defect in title occasioned by any of the applicable Environmental Laws. Mortgagor shall, at all times comply with, and cause all occupants of the Mortgaged Property to comply with, all applicable Environmental Laws. Mortgagor agrees to promptly notify Bank of any litigation or proceedings pending, threatened or commenced of the commencement of any litigation or proceedings pending, threatened or commenced (whether or not served) against Mortgagor or any other party in connection with Environmental Conditions or Environmental Laws and of the receipt of any notice from any Governmental Agency or authority in regard to Environmental Conditions and/or Environmental Laws. Mortgagor shall immediately, upon receipt, provide Bank with true, complete and correct copies of all such notices and other documentation related to said notices, litigation or proceedings. Mortgagor agrees that Mortgagor’s indemnification of Bank and other obligations, as set out above in this paragraph 8, shall survive the release of this Mortgage (in whole or in part) and remain in effect notwithstanding the payment in full of the Note and any other indebtedness secured hereby or any foreclosure of any lien or security interest.

     (b) Mortgagor agrees to indemnify, defend and save Bank, its successors and assigns, harmless, from and against any and all liability, loss, cost, damage or expense suffered by Bank (including costs of defense, settlement and attorneys’ fees) which arises out of or results from any Unpermitted Fill Activities (as hereinafter defined) by Mortgagor or its agents after the date of the Loan Agreement (as hereinafter defined), including, but not limited to, liability, loss, cost, damage or expense from actions taken by federal, state or local courts, administrative agencies or other governmental bodies, including, any and all fines levied and any and all orders or directives from any federal, state or local courts, administrative agencies or other governmental bodies, requiring restoration or enhancement of any Wetland (as hereinafter defined) or creation of new Wetlands. “Unpermitted Fill Activities” means the unauthorized discharge of dredged or fill material in violation of (i) section 404 of the Federal Water Pollution Control Act, 33 U.S.C. 1344, and/or (ii) any federal, state or local law or regulation. “Wetland” is real property which is subject to the jurisdiction of section 404 of the Federal Water Pollution Control Act, 33 U.S.C. 1344.

9.	That, unless approval is first obtained in writing from the Bank, Mortgagor will not voluntarily create or permit to be created or filed against the Mortgaged Property any mortgage lien or other lien or liens inferior or superior to the lien of this Mortgage, or if filed, will have same discharged or record either by payment, the bonding thereof or other lawful means for discharging any such lien, within sixty (60) days after notice of filing, and further, Mortgagor will keep and maintain the same free from the claims of all persons supplying labor or materials which will enter into the construction of any and all buildings and improvements now being constructed or which hereafter may be constructed on or in the Premises, notwithstanding by whom such labor or materials may have been contracted. If Bank consents to any lien inferior to the lien of this Mortgage, any default in the performance or observance of the terms and conditions contained in the instruments creating or extending such lien shall be a default hereunder.

10.	That Mortgagor shall pay for appraisals that Bank is required to obtain by laws or regulations that apply to national banks but not more frequently than every other calendar year.

11.	To save Bank harmless from all loss, cost and expense, incurred by reason of any action, suit, proceeding, hearing, motion or application before any court or administrative body (excepting an action to foreclose or to collect the debt secured hereby) wherein proof of claim is required to be filed or in which it becomes necessary to defend or uphold the terms of and the lien created by this Mortgage. All money paid or expended by Bank in that regard, together with interest thereon from date of such payment at the then applicable rate under the Note, shall be so much additional indebtedness secured hereby and shall be immediately and without notice due and payable to Bank.

12.	That Mortgagor will at all times promptly and faithfully keep and perform, or cause to be kept and performed, all covenants and conditions contained in any easement agreements, party wall agreements, deeds or other instruments, which in any way affect the Mortgaged Property and are to be kept and performed by Mortgagor, and Mortgagor further covenants that it will not do or permit anything to be done under such instruments, the doing of which, or refrain from doing anything, the omission of which, will impair or tend to impair the security of this Mortgage.

13.	That nothing contained in this mortgage nor any transaction related thereto shall be construed or shall so operate either presently or prospectively, to require Mortgagor to make any payment or do any act contrary to law, but if any clause and provision herein contained shall otherwise so operate to invalidate this Mortgage in whole or in part then such clauses and provisions only shall be held for naught as though not herein contained and the remainder of this Mortgage shall remain operative and in full force and effect.

14.	That this Mortgage is a security agreement for the purpose of creating a security interest securing the indebtedness secured hereby in and to the Collateral and any other indebtedness hereinafter due from Mortgagor to Bank.

Mortgagor authorizes Bank to file, in the jurisdiction where this Mortgage will be given effect, financing statements covering the Collateral and at the request of Bank, Mortgagor will join Bank in executing one or more such financing statements pursuant to the Uniform Commercial Code in a form satisfactory to Bank, and will pay the cost of filing the same or filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time wherever Bank deems filing or recording of any financing statements or of this instrument to be desirable or necessary.

Mortgagor within five (5) days upon request by mail shall execute, acknowledge and deliver to Bank a security agreement or other similar instrument in form satisfactory to Bank, covering all property, of any kind whatsoever owned by Mortgagor, which, in the sole opinion of Bank is essential to the operation of the Mortgaged Property and concerning which there may be any doubt as to its being subject to the lien of this Mortgage under the laws of the State of Ohio, and shall further execute, acknowledge and deliver any financing statement, affidavit, continuation statement or certificate or other document as Bank may request in order to protect, preserve, maintain, continue and extend the security interest under and the priority of such security agreement or other instrument. Mortgagor further agrees to pay to Bank on demand all costs and expenses incurred by Bank in connection with the preparation, execution, recording and filing of any such documents.

15.	That Mortgagor will furnish to Bank forthwith upon Bank’s request, such information in writing about Mortgagor’s financial condition, properties and operations, as Bank may from time to time reasonably request.

16.	That the occurrence of any one or more of the following events shall be an “event of Default” hereunder:

(a) failure by Mortgagor to pay the principal sum secured by this Mortgage or to pay any installment thereof or interest thereon, as they severally become due or within any grace period applicable thereto as set forth in the Note; or

(b) failure by Mortgagor to perform or observe any of the terms, covenants or conditions herein or in the Note contained, or upon the occurrence of any event of default under any other instrument executed in connection with or additionally to secure the indebtedness evidenced by the Note, and the continuation of such failure for a period of thirty (30) or more days after the giving of written notice thereof by Bank to Mortgagor, provided that if such failure cannot be cured by the payment of monies and cannot reasonably be cured within thirty (30) days, Mortgagor shall have a reasonable time to effect a cure, if curative action is commenced within said thirty (30) day period and is thereafter pursued diligently and in good faith to completion; or

(c) filing by, or against, Mortgagor, of any complaint or action for relief under any bankruptcy, insolvency, or similar laws provided, however, that if Mortgagor contests the filing of an involuntary petition in bankruptcy that is filed against it and such petition is dismissed within sixty (60) days after the date it was filed, then such filing shall not, in and of itself, constitute an event of default hereunder; or

(d) seeking or acquiescing by Mortgagor in the appointment of, or the entry by a court of competent jurisdiction of an order appointing, any trustee, receiver or liquidator of Mortgagor or of all or a part of Mortgagor’s assets, rents, revenues, issues, earnings, profits or income thereof; or

(e) making by Mortgagor of any general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

(f) if, without Bank’s prior written consent, Mortgagor should hereafter deed, quitclaim, assign, convey, transfer, sell, sell under contract of sale, land contract, lease with option to purchase, dispose of or further encumber the Mortgaged Property, or any part thereof, or any interest therein, or agree to do so, or such shall occur by any means, voluntary or involuntary, by operation of law or otherwise, or if the controlling interest in Mortgagor is transferred by slae, assignment, pledge or other transfer. Failure of Bank to give such prior written consent or to exercise the aforesaid option provided for in this paragraph shall not be deemed a waiver of its right to exercise the option at any other time during which Mortgagor is in default under the terms of this paragraph. Consent to one such transaction shall not be deemed a waiver of the right to require such consent to future or successive transactions.

17.	Upon the occurrence of any Event of Default hereunder which shall not have been cured within the grace period, if any, applicable thereto, Bank may exercise any or all or any combination of the rights, powers and remedies conferred upon or reserved to it under this Mortgage, the Note or any other instrument supplemental or collateral thereto, or executed and delivered in connection therewith, now or hereafter existing at law, in equity or by statute including, without limitation, the following:

(a) Bank may, at its option and whether electing to declare the whole indebtedness due and payable or not, perform any such term, covenant or condition which Mortgagor has failed to perform or observe without waiver of any other remedy, and any amount paid or advanced by Bank in connection therewith, or any other costs, charges or expenses incurred in the protection or operation of the Mortgaged Property and the maintenance of this lien with interest thereon at the then applicable rate under the Note shall be repayable by Mortgagor upon demand, shall be a lien upon the Mortgaged Property prior to any right or title to, interest in or claim thereon attaching or accruing subsequent to the lien of this Mortgage and shall be deemed to be included in and secured by this Mortgage; or

(b) at the option of the Bank, the whole indebtedness secured hereby shall become immediately due and payable, although the period for payment thereof may not have expired, anything hereinbefore or in Mortgagor’s loan documents contained to the contrary notwithstanding, and thereupon, Bank may proceed at law or in equity to collect the entire indebtedness secured hereby and/or proceed to foreclose this Mortgage as against all or any part of the Mortgaged Property or otherwise pursue any other right or remedy herein or by law provided; or

(c) the Bank may exercise any rights, powers, or remedies it may have as a secured party under the Uniform Commercial Code as adopted in the State of Ohio.

18.	That Bank, in any suit to foreclose this Mortgage, shall be entitled to the appointment of a receiver of the rents, leases and profits of the Mortgaged Property as a matter of right and without notice, with power to manage and operate the Mortgaged Property, to collect the rents, issues and profits of the Mortgaged Property due and to become due during the pendency of such foreclosure suit to and including the date of confirmation of the sale under such foreclosure and during the redemption period, if any, after such confirmation, such rents and profits being expressly assigned and pledged as additional security for the payment of the indebtedness secured by this Mortgage without regard to the value of the Mortgaged Property or the solvency of any person or persons liable for the payment of the Mortgage indebtedness, and regardless of whether Bank has an adequate remedy at law. Mortgagor for itself and any subsequent owner waives any and all defenses to the application for a receiver and specifically consents to such appointment without notice, but nothing herein contained is to be construed to deprive the holder of the Mortgage of any other right, remedy or privilege it may now have under the law to have a receiver appointed. The provision for the appointment of a receiver and the assignment of such rents, issues and profits is made an express condition upon which the loan hereby secured is made. The rights and remedies herein provided for shall be deemed to be cumulative and in addition to, and not in limitation of, those provided by law.

19.	That the mailing of a written notice or demand, addressed to the owner of record of the Mortgaged Property, directed to the owner at the last address actually furnished to the Bank, or directed to said owner at the Mortgaged Property, and mailed by United States mail, certified or registered, return receipt requested, shall be sufficient notice and demand in any case arising under this instrument and required by the provisions hereof or by law.

20.	That all the covenants hereof shall run with the land.

21.	That failure of Bank to exercise the option for acceleration of maturity and/or foreclosure following any event of default as aforesaid or to exercise any other option granted to Bank hereunder in any one or more instances, or the acceptance by Bank of partial payments hereunder shall not constitute a waiver of any such default, nor extend or affect the grace period, if any, but such option shall remain continuously in force. Acceleration of maturity, once claimed hereunder by Bank may, at the option of Bank, be rescinded by written acknowledgment to that effect by Bank, but the tender and acceptance of partial payments alone shall not in any way affect or rescind such acceleration of maturity, nor extend or affect the grace period, if any.

22.	The undersigned Mortgagor and bank without further acceptance, hereby waive trial by jury in any action, proceeding, claim or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this agreement and the loan evidenced hereby. This provision may not be waived, conditioned or modified except in writing signed by the duly authorized officers of bank and the Mortgagor.

PROVIDED, ALWAYS, NEVERTHELESS, if Mortgagor shall pay all of the indebtedness and shall fully keep and perform all of the terms, covenants and conditions by Mortgagor to be kept and performed herein and in the Note contained, then this Mortgage shall be void and shall be released by Bank, at the cost and expense of Mortgagor; otherwise this Mortgage is to be and shall remain in full force and effect.

ALL OF THE COVENANTS herein contained are joint and several and shall also bind, and the benefits and advantages thereof shall also inure, to the respective heirs, executors, administrators, successors and permitted assigns of the parties. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

TIME IS OF THE ESSENCE with respect to each and every covenant, agreement and obligation of Mortgagor under this Mortgage.

IN WITNESS, this Mortgage has been executed to be effective in Dayton, Ohio this ___day of ___, 20___.

MORTGAGOR: Shopsmith, Inc. (an Ohio corporation)

By: /s/ Robert Folkerth

Printed Name: Robert Folkerth

Title: President

STATE OF OHIO

COUNTY OF

BEFORE ME, a notary Public in and for said County and State, personally appeared Robert Folkerth as President of the above-named corporation, Shopsmith, Inc. who acknowledged that he signed the foregoing instrument for and on behalf of the Corporation, and by authority of its Board of Directors, and that the same is the free act and deed of the Corporation and the free act and deed of each of them personally and as such officers.

IN TESTIMONY, I set my hand and official seal, this ___day of ___, 20___.

Notary Public___

THIS INSTRUMENT WAS PREPARED BY NATIONAL CITY BANK. (#74915)